American Bingo & Gaming Corp.
                                                         1440 Charleston Highway
                                                         West Columbia, SC 29169
                                                                  (Nasdaq: BNGO)
AT  THE  COMPANY
----------------
Dan  Deloney
Chief Executive Officer
(803) 796-7875



FOR  IMMEDIATE  RELEASE
September  17,  1999



               AMERICAN BINGO & GAMING CORP. ANNOUNCES EXPIRATION
               --------------------------------------------------
                               OF RIGHTS AGREEMENT
                               -------------------

     WEST COLUMBIA, SC, September 17, 1999--American Bingo & Gaming Corp. (Nasdaq: BNGO) today announced that the Company's Board of Directors on September 10, 1999 approved the rescission of the Company's Rights Agreement dated August 4, 1998 by amending the Agreement's expiration date to September 17, 1999. As a result of this Board action, the preferred share purchase rights granted on August 4, 1998 will also expire on September 17, 1999. The Board has determined that the Rights Agreement is not in the best interest of the Company at this time and therefore has taken action to amend the expiration date of the Rights Agreement and the preferred stock purchase rights.

     American Bingo & Gaming Corp. competes in the $16 billion non-casino gaming market and $7 billion U.S. charitable bingo market, specializing in video gaming machines (VGMs) and charitable bingo. The Company's video gaming operations consist of more than 800 machines installed at various locations that form multiple gaming "routes" which crisscross South Carolina and account for approximately 63% of revenues. The balance of revenues, or approximately 37%, is earned from the operation of charitable bingo centers in Texas, Alabama and South Carolina, and other operations.


                                       ###
Except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, general economic conditions and other risks detailed in the Company's SEC reports.

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